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                                                                    Exhibit 99.1

Investor and Media Contact:
Kathy Crothall
CEO, Animas Corporation
610-644-8990, ext. 1107
kathy.crothall@animascorp.com

                    ANIMAS CONSUMMATES CYGNUS ASSET PURCHASE

West Chester, PA (March 23, 2005). Animas Corporation (NASDAQ NM:PUMP) announced that it has consummated its purchase of certain assets from Cygnus, Inc. (OTC BB:CYGN) for $10 million in cash, after Cygnus' stockholders today approved the asset purchase. As part of this asset purchase, Animas has acquired substantially all of Cygnus' intellectual property rights; product development and production equipment; regulatory package; supplier, manufacturing and license agreements; and inventory. Animas has also assumed ownership of over 235 U.S. and foreign patents in the fields of continuous glucose sensing, electrochemical sensors, and extraction of interstitial fluid by reverse electro-iontophoresis. Animas has not assumed any of Cygnus' liabilities other than customary obligations under assumed contracts. As a condition of closing, Cygnus had paid off certain of its debts and obligations, either before or contemporaneous with closing. Animas has not acquired any rights or obligations related to an arbitration matter initiated by Cygnus in 2004 against Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company.

Prior to today, Cygnus developed, manufactured, and sold the GlucoWatch Biographer, the first and still only commercially available continuous glucose monitor that provides the patient with real-time blood glucose readings and alarms for hypoglycemia and hyperglycemia. The FDA approved the product in 2001 as an adjunct to traditional fingerstick home blood glucose testing. The GlucoWatch Biographer utilizes reverse electro-iontophoresis to extract glucose molecules, a process that is less invasive than other approaches to continuous glucose monitoring presently under development.

"Today, with the consummation of the purchase of certain assets from Cygnus, Animas has broadened its technology base and intellectual property portfolio considerably in the field of glucose sensing. Cygnus' electrochemical sensor technology is highly developed, demonstrated by its extraordinarily high sensitivity and the number of sensors produced. We applaud the fine work done by Cygnus scientists and engineers over the past decade to develop this technology,"

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says Dr. Kathy Crothall, President and CEO of Animas. "Like any first-generation technology, the product suffers from some significant shortcomings. We believe many of these issues can be addressed and are evaluating the commercial feasibility of these improvements. Longer term, we are looking to substitute reverse-electro iontophoresis extraction with micro-needle extraction, using the micro-needle technology that we recently licensed from Debiotech SA. We believe that this approach offers the possibility of a future generation sensor with improved accuracy and less skin irritation than Cygnus' present technology. The technologies we have acquired from Cygnus and Debiotech nicely complement our insulin pump technology and long-term implantable sensor development."

ABOUT ANIMAS

Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin-requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.

Statements in this press release or made by management from time to time regarding Animas Corporation, or the transaction with Cygnus and its anticipated benefits, that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas' actual results to differ materially from those described in a forward-looking statement: the technical issues of the Company's products; any significant disruption with vendors; any failure to achieve and then maintain profitability; failure to commercialize the Debiotech or Cygnus technology and realize its anticipated benefits; the failure of Animas' ezSet Infusion Set to be fully developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas' products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas' intellectual property; product liability lawsuits; and our failure to secure or retain third party insurance coverage or reduced reimbursement for Animas' products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the

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reports and documents filed from time to time by Animas Corporation with the
Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.